EXHIBIT 23.1

Company Letterhead

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption of Item 8 “Exhibits” and to the use of our report on the financial statements for the year ended December 31, 2007 of China Shoe Holdings, Inc. (the “Company”), dated April 11, 2008, in the Registration Statement on Form S-8 relating to the registration of 20,000,000 shares of common stock under the Company’s 2008 Equity Incentive Plan, filed with the Securities and Exchange Commission.

/s/ Zhong Yi (Hong Kong) C.P.A. Company Limited
Zhong Yi (Hong Kong) C.P.A. Company Limited